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                                                         Exhibit 99(i)-Letter





4/17/00

Mr. Joseph Rossi
Tolland Bank
348 Hartford Turnpike
Vernon, CT 06066

Subject: resignation

Dear Joe,

As discussed, please accept this letter of resignation from my position as a board member at Tolland Bank.

The demands of my own business require more of my time making it difficult to devote enough time at Tolland Bank

I have enjoyed my stay on the board and have learned much thanks to you, Pat, Dave, Joy, Cindy, and the rest of the Tolland Bank management team. You've put together a great board of directors, they certainly hold my respect and admiration and I'll miss working with them.

Thank you for the opportunity to serve on the board and I wish you all the best.




Sincerely,

/s/ Mark Summers
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Mark Summers